EXHIBIT 99.1

DISH Names Paul W. Orban CFO

Englewood, Colo., July 2, 2019 -- DISH Network has promoted Paul W. Orban to Executive Vice President and Chief Financial Officer. Orban, a 23-year veteran of DISH, had served as the company’s Senior Vice President, Chief Accounting Officer, Principal Financial Officer and Controller. Orban will continue reporting to DISH President and CEO Erik Carlson.

“Paul has been with us virtually every step of the way, having joined DISH weeks before we signed our first customer,” said Carlson. “His encyclopedic knowledge of every aspect of our business, its finances and its strategic vision has made him an indispensable counselor to me and an outstanding leader to our business.”

Orban joined DISH in 1996 as a member of the financial reporting team. He has since held various leadership positions with increasing responsibility including Director of Accounting and Vice President of Accounting. In 2006, Orban was named Senior Vice President and Corporate Controller for DISH. He also served as Senior Vice President and Corporate Controller at EchoStar Corporation from 2008 to 2012.

Before joining DISH, Paul was an auditor at Arthur Andersen LLP. A CPA, Paul holds his Bachelor of Science in Accounting from the University of Colorado.

About DISH

DISH Network Corporation is a connectivity company. Since 1980, it has served as the disruptive force in pay-TV, driving innovation and value on behalf of consumers. Through its subsidiaries, the company provides television entertainment and award-winning technology to millions of customers with its satellite DISH TV and streaming Sling TV services. Its OnTech Smart Services brand offers top-ranked in-home installation of connected home devices and entertainment solutions. DISH Media serves as the company’s advertising sales group delivering targeted advertising solutions on DISH TV and Sling TV. In addition to its TV services, DISH has commenced buildout of a national narrowband "Internet of Things" network to provide innovative connectivity solutions and applications through its strategic spectrum portfolio. DISH Network Corporation (NASDAQ: DISH) is a Fortune 250 company.

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